FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



                          Date of Report
                 (Date of earliest event reported)
                          August 27, 1999



                       US Airways Group, Inc.
                 (Commission file number: 1-8444)

                               and

                          US Airways, Inc.
                 (Commission file number: 1-8442)

    (Exact names of registrants as specified in their charters)



        Delaware               US Airways Group, Inc. 54-1194634
(State of incorporation        US Airways, Inc.       53-0218143
  of both registrants)       (I.R.S. Employer Identification Nos.)



                       US Airways Group, Inc.
              2345 Crystal Drive, Arlington, VA 22227
             (Address of principal executive offices)
                          (703) 872-5306
       (Registrant's telephone number, including area code)



                          US Airways, Inc.
              2345 Crystal Drive, Arlington, VA 22227
             (Address of principal executive offices)
                          (703) 872-7000
       (Registrant's telephone number, including area code)







Item 5. Other Events

     On June 6, 1999, US Airways, Inc. ("US Airways"), a wholly-owned subsidiary of US Airways Group, Inc., reached a tentative agreement with its mechanics and related employees, represented by the International Association of Mechanics and Aerospace Workers ("IAMAW"). The agreement linked compensation for US Airways' mechanics and related employees to compensation for similar employees at several other major domestic airlines. The agreement also included other provisions which would help address US Airways' personnel cost structure in comparison to other air carriers and would increase productivity. However, while the agreement was accepted by the IAMAW negotiating committee, it was rejected by the membership in the ratification vote. Negotiations with the IAMAW resumed in August 1999 with the assistance of a federal mediator. On August 23, 1999, the IAMAW requested that the National Mediation Board ("NMB") release the parties from mediation. In a separate request, US Airways also sought a release. On August 24, 1999, the NMB proffered binding arbitration to resolve any outstanding issues. On August 25, 1999, the IAMAW rejected the proffer. On August 26, 1999, US Airways received a letter from the NMB commencing a 30-day cooling off period. US Airways anticipates that this will have an adverse effect on short-term revenues. If by the end of the cooling off period the parties do not reach agreement, either party can resort to self-help remedies including, without limitation, work stoppages by the mechanics and related employees and hiring of replacement workers by US Airways. US Airways cannot predict the outcome of such negotiations at this time.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                              US Airways Group, Inc. (REGISTRANT)

                              /s/ Anita P. Beier
Date: August 27, 1999     By:  --------------------------------
                              Anita P. Beier
                              Vice President and Controller
                              (Chief Accounting Officer)

                              US Airways, Inc. (REGISTRANT)

                              /s/ Anita P. Beier
Date: August 27, 1999    By:  --------------------------------
                              Anita P. Beier
                              Vice President and Controller
                              (Chief Accounting Officer)